Exhibit 8.1

December 4, 2019

Proteon Therapeutics, Inc.

200 West Street

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel to Proteon Therapeutics, Inc., a Delaware corporation (“Proteon”), in connection with the Merger and related transactions described in the Registration Statement on Form S-4, file No. 333-234549, originally filed with the Securities and Exchange Commission on November 7, 2019, as amended or supplemented through the date hereof (the “Registration Statement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

In providing our opinion, we have examined the Registration Statement, including the Prospectus included therein, the Agreement and Plan of Merger and Reorganization dated as of September 23, 2019 (as amended from time to time, the “Reorganization Agreement”), by and among ArTara Therapeutics, Inc., a Delaware corporation (“ArTara”), Proteon, and REM 1 Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Proteon (“Merger Sub”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that (i) the Merger and related transactions will be consummated in accordance with the provisions of the Reorganization Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party and all parties to the Reorganization Agreement will act in accordance with the requirements and provisions set forth therein), (ii) the statements concerning the Merger and related transactions and the parties thereto set forth in the Reorganization Agreement and the Registration Statement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and factual representations made by ArTara and by Proteon and Merger Sub in their respective representation letters dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the

Representation Letters “to the knowledge of” any person, “to the belief of” any person, as “intended” by any person, or similarly qualified are and will be true, complete and correct without such qualification, (v) all events described in any such statements and representations made in the Representation Letters as expected, planned, or intended to occur or not to occur will in fact occur or not occur, as applicable, and (vi) ArTara, Proteon and Merger Sub, and their respective subsidiaries and shareholders will treat the Merger for United States federal income tax purposes in a manner consistent with the Reorganization Agreement.  If any of the above described assumptions are untrue for any reason or if the Merger and related transactions are consummated in a manner that is different from the manner described in the Reorganization Agreement, the Registration Statement and the Representation Letters, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, we confirm that the statements in the Registration Statement under the heading “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, insofar as they relate to matters of United States federal income tax law, constitute our opinion of the material United States federal income tax consequences of the Merger.

No opinion is expressed as to any matter not discussed herein.

Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof.  The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.  Any change in applicable laws or facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein.  We assume no responsibility to inform any person or entity of any such change or inaccuracy that may occur or come to our attention.  In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the preparation and filing of the Registration Statement and this opinion may not be relied upon for any other purpose without our prior written consent.  We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lweis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP